Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 29, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2008 Annual Report to Shareholders, which is incorporated by reference in Standard Microsystem Corporation’s Annual Report on Form 10-K for the year ended February 29, 2008. We also consent to the incorporation by reference of our report dated April 29, 2008 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.
PricewaterhouseCoopers LLP
New York, NY
July 10, 2008